EXHIBIT 99.2

Investor Quarterly Q1 2014

T-Mobile

The Un-carrier.

T-Mobile US, Inc.
Investor Quarterly

T-Mobile US Reports First Quarter 2014 Results and Best Ever Quarterly Performance in Branded Postpaid Net Customer Additions

2.4 million total net customer additions including over 1.3 million branded postpaid net customer additions

First Quarter 2014 Highlights:

- Total net customer additions of 2.4 million marking the first quarter ever with more than 2 million net customer additions
- Fourth consecutive quarter with over 1 million total net customer additions, now the fastest growing wireless company
- Total branded net customer additions of 1.8 million including branded postpaid net customer additions of over 1.3 million
- Total branded prepaid customer growth with 465,000 net additions
- Record low branded postpaid churn of 1.5%, down 20 basis points sequentially and down 40 basis points year-over-year
- Fourth consecutive quarter of pro forma sequential service revenue growth and a return to service revenue growth year-over-year on a pro forma combined basis
- Adjusted EBITDA of $1.1 billion, down 12.2% sequentially due to the impact of significant acceleration in customer growth
- Branded postpaid ARPU of $50.01, down 1.4% sequentially compared to a 2.9% decline in the prior quarter

T-Mobile US, Inc.'s (NYSE: TMUS) results for the first quarter of 2014 were highlighted by 2.391 million total net customer additions including 1.323 million branded postpaid net customer additions - the best ever quarterly performance for both. For the fourth consecutive quarter, total net customer additions were over one million, demonstrating strong customer response to T-Mobile's Un-carrier value proposition. Branded postpaid churn was 1.5%, a record low, down 20 basis points sequentially and down 40 basis points year-over-year. Total service revenues of $5.3 billion in the first quarter of 2014 grew 3% from the fourth quarter of 2013, the fourth consecutive quarter of pro forma sequential growth. Additionally, total service revenues grew 4.5% year-over-year on a pro forma combined basis. Adjusted EBITDA for the first quarter of 2014 was $1.088 billion, down from $1.239 billion in the fourth quarter of 2013, driven by significant customer growth due to the impact of Un-carrier 4.0 - Contract Freedom.

Branded Customers

▪
Branded postpaid net customer additions were 1,323,000 in the first quarter of 2014, up from 869,000 net customer additions in the fourth quarter of 2013 and 199,000 net customer losses in the first quarter of 2013. Of the 1,323,000, approximately 1,256,000 were branded postpaid phone net customer additions and 67,000 were mobile broadband postpaid net additions, compared to 800,000 branded postpaid phone net customer additions and 69,000 mobile broadband postpaid net additions in the fourth quarter of 2013.

▪
Branded postpaid gross customer additions increased 23% compared to the fourth quarter of 2013 and 136% compared to the first quarter of 2013. The sequential and year-over-year increases were the result of the positive customer response to the Un-carrier value proposition. An estimated 21% of branded postpaid gross customer additions in the first quarter of 2014 will take advantage of the Early Termination Fee ("ETF") offer introduced as part of the Un-carrier 4.0 initiative launched in January 2014.

▪
Branded postpaid churn was 1.5% in the first quarter of 2014, down 20 basis points from 1.7% in the fourth quarter of 2013 and down 40 basis points from 1.9% in the first quarter of 2013. The sequential and year-over-year improvement in churn was due to the continued success of the Company's Un-carrier value proposition first announced in March 2013 as well as continued focus on churn reduction initiatives, such as improving network quality and the customer sales experience.

▪
Branded prepaid net customer additions were 465,000 in the first quarter of 2014, an improvement from 112,000 in the fourth quarter of 2013, and 202,000 in the first quarter of 2013. On a pro forma combined basis, branded prepaid net customer additions improved from 310,000 in the first quarter of 2013.

▪	Sequentially, the improvement in branded prepaid net customer additions was primarily due to lower deactivations along with the expanded distribution and seasonal strength of the MetroPCS business.

▪
Year-over-year, the increase in branded prepaid net customer additions was primarily due to higher branded prepaid gross customer additions resulting from the inclusion of MetroPCS. This increase was partially offset by higher branded prepaid customer deactivations as a result of the robust competitive environment in the prepaid market and more branded prepaid customers upgrading to branded postpaid plans.

▪
Branded prepaid net customer additions in the first quarter of 2014 were reduced by approximately 110,000 qualified upgrades of existing branded prepaid customers to the branded postpaid Simple Choice plan.

▪
Branded prepaid churn was 4.3% in the first quarter of 2014, down 80 basis points from 5.1% in the fourth quarter of 2013 and down 270 basis points from 7.0% in the first quarter of 2013. On a pro forma combined basis, branded prepaid churn was down 10 basis points from 4.4% in the first quarter of 2013. Sequentially, the improvement in branded prepaid churn was primarily due to lower deactivations. Year-over-year, branded prepaid churn benefited from the inclusion of MetroPCS, which is the largest portion of the branded prepaid customer base and has lower rates of churn than the T-Mobile branded prepaid business.

Wholesale

▪
T-Mobile's wholesale customer base, which includes Mobile Virtual Network Operator (MVNO) and Machine to Machine (M2M) customers, increased by 603,000 in the first quarter of 2014 compared to wholesale net additions of 664,000 in the fourth quarter of 2013 and 576,000 in the first quarter of 2013.

•
MVNO partners delivered net customer additions of 383,000 in the first quarter of 2014, compared to 492,000 in the fourth quarter of 2013 and 376,000 in the first quarter of 2013. The MVNO business continued to grow primarily due to net customer additions from monthly plans and government subsidized Lifeline programs offered by T-Mobile's MVNO partners. The total MVNO customer base at the end of the first quarter of 2014 was 6.1 million.

•
T-Mobile offers its M2M customers innovative products and solutions to assist them in embracing the Internet of Things ("IoT") in fields such as fleet management, usage-based insurance, asset tracking, healthcare, digital signage, connected cars, and security monitoring. The M2M business continued to grow, with 220,000 net customer additions in the first quarter of 2014 due to strong activation volume. The total M2M customer base at the end of the first quarter of 2014 was 3.8 million.

Un-carrier Initiatives

▪
Un-carrier 1.0: On March 26, 2013, the Company announced the radically simplified unlimited "Simple Choice" service plans with no annual service contracts and the ability to subscribe to wireless services without the purchase of a handset.

▪
In the first quarter of 2014, Simple Choice customers accounted for 80% of branded postpaid gross customer additions, up from 77% in the fourth quarter of 2013 and 57% in the first quarter of 2013. At the end of the first quarter of 2014, 75% of the branded postpaid customer base was on a Value or Simple Choice plan, up from 69% at the end of the fourth quarter of 2013 and 36% at the end of the first quarter of 2013.

▪	Equipment Installment Plan ("EIP"): Device financing with EIP provides qualifying customers with low out-of-pocket costs on many of the most popular devices available in the US wireless industry.

▪	Qualifying customers who purchase their handset from T-Mobile have the option to finance the purchase price over a 24-month installment period utilizing the EIP.

▪	T-Mobile financed $1.2 billion of equipment sales on EIP in the first quarter of 2014, compared to $1.2 billion in the fourth quarter of 2013 and $0.3 billion in the first quarter of 2013.

▪
Customers on Value and Simple Choice plans had associated EIP billings of $657 million in the first quarter of 2014, compared to $528 million in the fourth quarter of 2013 and $194 million in the first quarter of 2013.

▪
Total EIP receivables, net of deferred interest and allowances for credit losses, were $3.1 billion at the end of the first quarter of 2014, compared to $2.5 billion at the end of the fourth quarter of 2013 and $0.8 billion at the end of the first quarter of 2013.

▪
Un-carrier 2.0: In the second quarter of 2013, T-Mobile launched JUMP!™, a handset upgrade program that provides customers the ability to upgrade their eligible phone, up to twice per year following completion of an initial six-month enrollment period. In February 2014, T-Mobile began offering new customers enrolling in JUMP! the ability to upgrade their eligible phone or tablet whenever they want, as long as they trade-in their current eligible device and have paid 50% of the device cost. Customers enrolled in JUMP! at the end of the first quarter of 2014 totaled 5.3 million, a 47% increase from 3.6 million customers at the end of the fourth quarter of 2013.

▪
Un-carrier 3.0: In the fourth quarter of 2013, T-Mobile began offering Simple Choice and Simple Choice for Business customers unlimited data and texting worldwide in over 120 countries and destinations at no extra charge. Additionally, T-Mobile rolled out Un-carrier 3.0, part II which offers tablet users 200MB of free data per month for life as long as they own and use their registered device on its network.

▪
Un-carrier 4.0: In the first quarter of 2014, T-Mobile began offering reimbursement of other carriers' ETFs to individuals and families who make the switch to T-Mobile, when they trade in their eligible devices. The reimbursement of ETFs is recorded as a reduction of equipment sales revenues, and accordingly had an impact on both revenue and Adjusted EBITDA of approximately $100 million for the first quarter of 2014.

▪	Other Un-carrier initiatives:

▪
In March 2014, T-Mobile began offering customers more 4G data, tethering and unlimited international texting at no extra charge. Simple Choice customers start with one line at $50 per month for unlimited data, talk, and text, and will now get up to 1 GB of 4G data and tethering on T-Mobile's nationwide network, double the previous amount offered. Additionally, the monthly charge for the unlimited 4G data option was increased from $70 to $80 for single-line customers.

▪
In April 2014, T-Mobile began offering the Simple Starter Plan at $40 per month for a limited time, which includes unlimited talk and text and up to 500MB of 4G data and tethering, designed as a domestic plan for customers that do not need international texting and roaming. Second, T-Mobile launched "Operation Tablet Freedom" for a limited time, which allows customers to purchase any T-Mobile 4G LTE tablet at the same-as-Wi-Fi prices and for both new and existing customers with a voice plan, T-Mobile began offering $10 off its most popular internet data plans through the end of 2014. Combined with the 200 MB of free data customers can receive automatically every month under Un-carrier 3.0 part II, voice customers can get nearly 1.2 GB of free 4G data every month through the end of 2014. Third, T-Mobile announced starting in May for bills arriving in June, domestic overage charges will be abolished for all customers on T-Mobile consumer plans.

Devices

▪
At the end of the first quarter of 2014, 81% of the total branded postpaid customer base used smartphones compared to 79% in the fourth quarter of 2013 and 67% in the first quarter of 2013. There were 19.0 million branded postpaid smartphones on the T-Mobile network at the end of the first quarter of 2014, compared to 17.5 million at the end of the fourth quarter of 2013 and 13.5 million at the end of the first quarter of 2013.

▪
At the end of the first quarter of 2014, 82% of the total branded prepaid customer base used smartphones compared to 81% in the fourth quarter of 2013. There were 12.7 million branded prepaid smartphones on the T-Mobile network at the end of the first quarter of 2014, compared to 12.2 million at the end of the fourth quarter of 2013.

▪
Sales of smartphones, including branded postpaid and branded prepaid, were a record 6.9 million units in the first quarter of 2014, up from 6.2 million units in the fourth quarter of 2013 and 2.2 million units in the first quarter of 2013. Smartphone sales accounted for 96% of handset sales revenues and 92% units sold in the first quarter of 2014, compared to 97% of handset sales revenues and 91% of units sold in the fourth quarter of 2013 and 93% of handset sales revenues and 75% of units sold in the first quarter of 2013.

▪
The rate of branded postpaid customers upgrading their handsets in the first quarter of 2014 was approximately 7%; compared to approximately 9% in the fourth quarter of 2013 and approximately 5% in the first quarter of 2013.

Revenues, ARPU & ABPU

▪	Service revenues were $5.3 billion in the first quarter of 2014, up 3% from $5.2 billion in the fourth quarter of 2013 and up 33% from $4.0 billion in the first quarter of 2013.

•
Sequentially, service revenues increased primarily due to growth in the customer base driven by the success of Un-carrier 4.0. This represents a significant acceleration over the sequential growth of 1% in the fourth quarter of 2013.

•
Year-over-year, service revenues increased primarily due to the inclusion of approximately $1.1 billion of MetroPCS service revenues in the first quarter of 2014. Excluding MetroPCS results, service revenues increased primarily due to growth in the customer base driven by continued success of the Un-carrier value proposition and an increase in revenues from upgrade programs, partially offset by lower average revenue per user ("ARPU") described below.

▪	Branded postpaid ARPU was $50.01 in the first quarter of 2014, down 1% from $50.70 in the fourth quarter of 2013, and down 8% from $54.07 in the first quarter of 2013.

•
Sequentially and year-over-year, branded postpaid ARPU decreased primarily due to the continued growth of Value and Simple Choice plans. This decrease was partially offset by increased data revenues from continued growth in smartphone penetration and higher data plan attachment rates from new customers. The percentage sequential decline in the first quarter of 2014 represents a significant improvement over the sequential decline of 3% in the fourth quarter of 2013.

▪	Branded postpaid average billings per user ("ABPU") was $59.54 in the first quarter of 2014 up 1% from $58.78 in the fourth quarter of 2013, and up 4% from $57.28 in the first quarter of 2013.

•
Sequentially and year-over-year, while branded postpaid average service revenues per user decreased, this decrease was offset by growth in EIP billings on a per user basis resulting in increased ABPU. The growth in ABPU reflects the shift in customer billings from branded postpaid service revenues to equipment sales revenues.

▪	Branded prepaid ARPU was $36.09 in the first quarter of 2014, up 1% from $35.84 in the fourth quarter of 2013 and up 28% from $28.25 in the first quarter of 2013.

•
Sequentially and year-over-year, the branded prepaid ARPU increase was primarily due to the inclusion and growth of the MetroPCS customer base, which generates higher ARPU than T-Mobile's other branded prepaid customers.

▪	Equipment sales revenues for the first quarter of 2014 were $1.4 billion, down 8% from $1.6 billion in the fourth quarter of 2013 and up 139% from $0.6 billion in the first quarter of 2013.

•
Sequentially, the decrease was primarily due to revenue reductions from the reimbursement of other carriers' ETFs in connection with Un-carrier 4.0 totaling approximately $100 million in first quarter of 2014 as well as lower handset upgrade volumes.

•
Year-over-year, the increase was primarily due to significant growth in the number of handsets sold as a result of increased gross customer additions, an increase in the rate of customers upgrading their handsets, and higher volumes of smartphone sales. These increases were offset in part by the reimbursement of other carriers' ETFs in the first quarter of 2014.

•	Year-over-year, the inclusion of MetroPCS' equipment sales revenues contributed approximately $150 million in the first quarter of 2014.

▪
Total revenues, including service, equipment sales, and other revenues, were $6.9 billion in the first quarter of 2014, up 1% from $6.8 billion in the fourth quarter of 2013 and up 47% from $4.7 billion in the first quarter of 2013.

•
Year-over-year, total revenues increased primarily due to the inclusion MetroPCS revenues of approximately $1.3 billion for the first quarter of 2014. Excluding MetroPCS results, total revenues were up 19% compared to the first quarter of 2013 primarily due to higher equipment sales and service revenues as described above.

Adjusted EBITDA

▪
T-Mobile reported Adjusted EBITDA of $1.088 billion in the first quarter of 2014, down 12% from $1.239 billion in the fourth quarter of 2013 and down 8% from $1.178 billion in the first quarter of 2013.

•
Adjusted EBITDA excludes certain non-recurring expenses and stock-based compensation as presented in more detail in the Adjusted EBITDA non-GAAP reconciliation located later in the Investor Quarterly. The inclusion of MetroPCS results contributed approximately $250 million in Adjusted EBITDA for the first quarter of 2014.

•
Year-over-year, excluding MetroPCS results from the first quarter of 2014, Adjusted EBITDA decreased primarily due to higher equipment losses from higher volumes of smartphone sales and the reimbursement of other carriers' ETFs totaling approximately $100 million in the first quarter of 2014. Additionally, Adjusted EBITDA decreased as a result of higher selling, general and administrative expenses. These decreases were offset in part by higher service revenues as described above.

•
Sequentially, Adjusted EBITDA decreased primarily due to higher equipment losses from the reimbursement of other carriers' ETFs and higher volumes of smartphone sales. This decrease was offset in part by higher service revenues as described above.

•	Adjusted EBITDA margin was 20% in the first quarter of 2014, down from 24% in the fourth quarter of 2013 and down from 29% in the first quarter of 2013.

Operating Expenses

▪
Total operating expenses were $6.9 billion in the first quarter of 2014, up 3% from $6.7 billion in the fourth quarter of 2013, and up 61% from $4.3 billion in the first quarter of 2013. The year-over-year increase includes MetroPCS' operating expenses of approximately $1.3 billion in the first quarter of 2014.

▪
Cost of services of $1.5 billion in the first quarter of 2014 increased 5% from $1.4 billion in the fourth quarter of 2013, and increased 32% from $1.1 billion in the first quarter of 2013. The year-over-year increase was primarily due to the inclusion of MetroPCS' cost of services of approximately $300 million in the first quarter of 2014. The sequential increase was primarily due to incremental costs related to T-Mobile's growing customer base and a benefit in the fourth quarter of 2013 from renegotiated long distance contracts with key vendors.

▪
Cost of equipment sales of $2.3 billion in the first quarter of 2014 increased 7% from $2.1 billion in the fourth quarter of 2013, and increased 158% from $0.9 billion in the first quarter of 2013. In the first quarter of 2014, MetroPCS contributed approximately $450 million to cost of equipment sales. Excluding MetroPCS results from the first quarter of 2014, the year-over-year increase was primarily due to significant growth in the number of handsets sold as a result of increased gross customer additions and higher volumes of smartphone sales. Sequentially, the increase was primarily due to the increase in the number of handsets sold from increased gross customer additions driven by Un-carrier 4.0, offset in part by lower upgrade volumes.

▪
Selling, general and administrative expenses of $2.1 billion in the first quarter of 2014 were flat compared to $2.1 billion in the fourth quarter of 2013, but increased 39% from $1.5 billion in the first quarter of 2013. In the first quarter of 2014, MetroPCS contributed approximately $300 million in selling, general and administrative expenses. Excluding MetroPCS results from the first quarter of 2014, the year-over-year increase was primarily due to higher promotional costs and commissions along with the net expense from the factoring arrangement discussed below, which was recognized during the first quarter of 2014. The net expense related to losses from the sale of receivables, transaction fees, and unrealized losses associated with the deferred purchase price.

▪
Total bad debt expense was $144 million in the first quarter of 2014, compared to $131 million in the fourth quarter of 2013 and $114 million in the first quarter of 2013.  Sequentially, bad debt expense from service plans decreased 13%, offset by an increase in bad debt expense driven by growth in EIP receivables. Year-over-year, bad debt expense from service plans decreased 3%, offset by an increase in bad debt expense related to growth in EIP receivables.

•
Depreciation and amortization expenses of $1.1 billion in the first quarter of 2014 increased 6% from $1.0 billion in the fourth quarter of 2013, and increased 40% from $0.8 billion in the first quarter of 2013. In the first quarter of 2014, MetroPCS contributed approximately $200 million in depreciation and amortization expenses. Excluding MetroPCS results from the first quarter of 2014, the sequential and year-over-year increase was primarily due to the build out of the T-Mobile LTE network, which increased the depreciable base.

Capital Expenditures

▪
Cash capital expenditures for property and equipment were $947 million in the first quarter of 2014, compared to $882 million in the fourth quarter of 2013 and $1.076 billion in the first quarter of 2013. The sequential increase and year-over-year decline was primarily due to timing of network spend in connection with T-Mobile's network modernization program.

•	T-Mobile has now launched 4G LTE covering more than 220 million people in 284 metropolitan areas, including 95 of the top 100 metropolitan areas in the United States.

•
T-Mobile currently has the fastest nationwide 4G LTE network in the United States, according to crowd-sourced customer data based on millions of real-time speed tests involving more than 6.5 million consumer tests conducted in 2014 alone.

•
T-Mobile has kicked off a major new program to upgrade the 2G/EDGE network to 4G LTE. As a result of this program, 4G LTE coverage is expected to expand to more than 250 million people by the end of 2014 and more than 280 million people by the middle of 2015.

Simple Free Cash Flow

▪	Simple free cash flow was $141 million in the first quarter of 2014, down from $357 million in the fourth quarter of 2013 and $239 million in the first quarter of 2013 on a pro forma combined basis.

Capital Structure

The ratio of net debt to pro forma combined Adjusted EBITDA for the trailing twelve month periods ended March 31, 2014, December 31, 2013, September 30, 2013, and June 30, 2013 is shown below. For the calculation of the ratio of net debt to pro forma combined Adjusted EBITDA, refer to the Pro Forma Combined Results section located later in the Investor Quarterly.

Other Events

▪
In January 2014, T-Mobile entered into agreements to purchase certain 700 MHz A-Block spectrum licenses from Verizon Wireless for $2.4 billion in cash and the transfer of certain AWS and PCS spectrum licenses. The transactions, combined with T-Mobile's existing A-Block holdings in Boston, will result in T-Mobile having low-band spectrum in 9 of the top 10 and 21 of the top 30 metropolitan areas across the United States. The transaction closed in April 2014. For more information on this transaction, please refer to the Form 8-K, including the exhibits thereto, filed with the Securities and Exchange Commission on January 6, 2014.

▪
In February 2014, T-Mobile entered into a two-year factoring arrangement to sell certain service accounts receivable on a revolving basis as an additional source of liquidity. The factoring arrangement is subject to a maximum funding limit of $500 million. T-Mobile sold receivables related to the factoring arrangement for net cash proceeds of $434 million in the first quarter of 2014. T-Mobile will continue to service the customer and their related receivables, including facilitating customer payment collection, in exchange for a monthly fee. As the receivables are sold on a revolving basis, the customer payment collections are reinvested in new receivable sales. For more information on this arrangement, please refer to the Form 10-Q filed with the Securities and Exchange Commission on May 1, 2014.

2014 Outlook Guidance

T-Mobile expects to drive further momentum while continuing to invest in profitable growth. With the success of T-Mobile's Simple Choice plan and the continued evolution of the Un-carrier value proposition, branded postpaid net additions for 2014 are expected to be between 2.8 and 3.3 million.

For the full year of 2014, T-Mobile now expects Adjusted EBITDA to be in the range of $5.6 to $5.8 billion.

Cash capital expenditures are expected to be in the range of $4.3 to $4.6 billion.

With this growth and rate plan migrations, the penetration of Value/Simple Choice plans in the branded postpaid base is projected to be between 85% and 90% by the end of 2014.

For more details on T-Mobile's first quarter of 2014 financial results please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$5,471	$5,891
Accounts receivable, net of deferred interest and allowances of $420 and $381	3,560	3,619
Accounts receivable from affiliates	60	41
Inventory	676	586
Current portion of deferred tax assets, net	923	839
Assets held-for-sale	1,362	614
Other current assets	905	638
Total current assets	12,957	12,228
Property and equipment, net of accumulated depreciation of $20,282 and $19,649	15,427	15,349
Goodwill	1,683	1,683
Spectrum licenses	17,383	18,122
Other intangible assets, net of accumulated amortization of $560 and $476	1,123	1,204
Other assets	1,596	1,367
Total assets	$50,169	$49,953
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$4,792	$4,567
Current payables and short-term debt to affiliates	309	199
Short-term debt	151	244
Deferred revenue	459	445
Other current liabilities	399	353
Total current liabilities	6,110	5,808
Long-term debt to affiliates	5,600	5,600
Long-term debt	14,331	14,345
Long-term financial obligation	2,504	2,496
Deferred tax liabilities	4,614	4,645
Deferred rents	2,183	2,113
Other long-term liabilities	671	701
Total long-term liabilities	29,903	29,900
Commitments and contingencies
Stockholders' equity
Preferred stock, par value $0.00001 per share, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 804,187,802 and 803,262,309 shares issued, 802,805,297 and 801,879,804 shares outstanding	—	—
Additional paid-in capital	37,395	37,330
Treasury stock, at cost, 1,382,505 and 1,382,505 shares issued	—	—
Accumulated other comprehensive income	—	3
Accumulated deficit	(23,239)	(23,088)
Total stockholders' equity	14,156	14,245
Total liabilities and stockholders' equity	$50,169	$49,953

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended
(in millions, except shares and per share amounts)	March 31, 2014	December 31, 2013	March 31, 2013
Revenues
Branded postpaid revenues	$3,447	$3,317	$3,263
Branded prepaid revenues	1,648	1,606	503
Total branded revenues	5,095	4,923	3,766
Wholesale revenues	174	164	149
Roaming and other service revenues	68	82	90
Total service revenues	5,337	5,169	4,005
Equipment sales	1,448	1,581	606
Other revenues	90	77	66
Total revenues	6,875	6,827	4,677
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,464	1,399	1,109
Cost of equipment sales	2,286	2,139	886
Selling, general and administrative	2,096	2,096	1,506
Depreciation and amortization	1,055	997	755
MetroPCS transaction and integration costs	12	57	13
Restructuring costs	—	—	31
Other, net	(10)	—	(2)
Total operating expenses	6,903	6,688	4,298
Operating income (loss)	(28)	139	379
Other income (expense)
Interest expense to affiliates	(18)	(92)	(178)
Interest expense	(276)	(234)	(51)
Interest income	75	64	35
Other expense, net	(6)	(16)	(6)
Total other expense, net	(225)	(278)	(200)
Income (loss) before income taxes	(253)	(139)	179
Income tax expense (benefit)	(102)	(119)	72
Net income (loss)	$(151)	$(20)	$107
Other comprehensive income (loss), net of tax:
Net loss on cross currency interest rate swaps, net of tax effect of $0, $0, and $(26)	—	—	(43)
Net gain on foreign currency translation, net of tax effect of $0, $0, and $25	—	—	42
Unrealized gain (loss) on available-for-sale securities, net of tax effect of $(1), $1, and $0	(3)	1	—
Other comprehensive income (loss), net of tax	(3)	1	(1)
Total comprehensive income (loss)	$(154)	$(19)	$106
Earnings (loss) per share
Basic	$(0.19)	$(0.03)	$0.20
Diluted	(0.19)	(0.03)	0.20
Weighted average shares outstanding
Basic	802,520,723	761,964,720	535,286,077
Diluted	802,520,723	761,964,720	535,286,077

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
(in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Operating activities
Net cash provided by operating activities	$759	$1,004	$909

Investing activities
Purchases of property and equipment	(947)	(882)	(1,076)
Purchases of intangible assets	—	(329)	(49)
Short term affiliate loan receivable, net	—	—	275
Investments in unconsolidated affiliates, net	(11)	(11)	—
Other, net	(7)	(2)	(4)
Net cash used in investing activities	(965)	(1,224)	(854)

Financing activities
Proceeds from issuance of long-term debt	—	1,996	—
Proceeds from issuance of common stock in connection with public offering	—	1,787	—
Repayments of short-term debt for purchases of property and equipment	(226)	(50)	—
Proceeds from exercise of stock options	14	21	—
Other, net	(2)	(8)	—
Net cash provided by (used in) financing activities	(214)	3,746	—

Change in cash and cash equivalents	(420)	3,526	55
Cash and cash equivalents
Beginning of period	5,891	2,365	394
End of period	$5,471	$5,891	$449

T-Mobile US, Inc. Supplementary Operating and Financial Data

(in thousands)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Customers, end of period
Branded postpaid customers	20,094	20,783	21,430	22,299	23,622
Branded prepaid customers	6,028	14,935	14,960	15,072	15,537
Total branded customers	26,122	35,718	36,390	37,371	39,159
M2M customers	3,290	3,423	3,430	3,602	3,822
MVNO customers	4,556	4,875	5,219	5,711	6,094
Total wholesale customers	7,846	8,298	8,649	9,313	9,916
Total customers, end of period	33,968	44,016	45,039	46,684	49,075

(in thousands)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Net customer additions (losses)
Branded postpaid customers	(199)	688	648	869	1,323
Branded prepaid customers	202	(10)	24	112	465
Total branded customers	3	678	672	981	1,788
M2M customers	200	133	7	172	220
MVNO customers	376	319	344	492	383
Total wholesale customers	576	452	351	664	603
Total net customer additions	579	1,130	1,023	1,645	2,391

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Branded postpaid churn	1.9%	1.6%	1.7%	1.7%	1.5%
Branded prepaid churn	7.0%	5.4%	5.0%	5.1%	4.3%

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Service revenues (in millions)	$4,005	$4,756	$5,138	$5,169	$5,337
Total revenues (in millions)	$4,677	$6,228	$6,688	$6,827	$6,875
Adjusted EBITDA (in millions)	$1,178	$1,124	$1,344	$1,239	$1,088
Adjusted EBITDA margin	29%	24%	26%	24%	20%
Net Income (loss) (in millions)	$107	$(16)	$(36)	$(20)	$(151)
Cash Capex - Property & Equipment (in millions)	$1,076	$1,050	$1,017	$882	$947
Branded postpaid ARPU	$54.07	$53.60	$52.20	$50.70	$50.01
Branded postpaid ABPU	$57.28	$58.72	$59.08	$58.78	$59.54
Branded prepaid ARPU	$28.25	$34.78	$35.71	$35.84	$36.09
Smartphone sales volume (in millions)	2.2	4.3	5.6	6.2	6.9
Smartphone sales rate	75%	86%	88%	91%	92%
Branded postpaid handset upgrade rate	5%	10%	9%	9%	7%
EIP Financed (in millions)	$298	$811	$1,011	$1,207	$1,249
EIP Billings (in millions)	$194	$314	$435	$528	$657
EIP Receivables (net) (in millions)	$774	$1,292	$1,867	$2,546	$3,086

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Quarterly includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Net income (loss)	$107	$(16)	$(36)	$(20)	$(151)
Adjustments:
Interest expense to affiliates	178	225	183	92	18
Interest expense	51	109	151	234	276
Interest income	(35)	(40)	(50)	(64)	(75)
Other (income) expense, net	6	(118)	7	16	6
Income tax expense (benefit)	72	21	42	(119)	(102)
Operating income (loss)	379	181	297	139	(28)
Depreciation and amortization	755	888	987	997	1,055
MetroPCS transaction and integration costs	13	26	12	57	12
Restructuring costs	31	23	—	—	—
Stock-based compensation	—	6	48	46	49
Adjusted EBITDA	$1,178	$1,124	$1,344	$1,239	$1,088
Adjusted EBITDA of MetroPCS (1)	291	141	—	—	—
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088

(1)
The Adjusted EBITDA of MetroPCS for the second quarter of 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For the first quarter of 2013 and earlier periods the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

The following schedule reflects the branded postpaid ABPU calculation and provides a reconciliation of the billings for branded postpaid customers used for the branded postpaid ABPU calculation to total branded postpaid service revenues reported in T-Mobile's condensed consolidated statements of comprehensive income.

(in millions, except average number of branded postpaid customers and branded postpaid ABPU)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447
Add: EIP billings	194	314	435	528	657
Total billings for branded postpaid customers	$3,457	$3,598	$3,737	$3,845	$4,104
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	20,117	20,425	21,084	21,805	22,975
Branded postpaid ABPU	$57.28	$58.72	$59.08	$58.78	$59.54

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

T-Mobile US, Inc. Supplementary Pro Forma Combined Operating and Financial Data

(in thousands)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Customers, end of period
Branded postpaid customers	20,094	20,783	21,430	22,299	23,622
Branded prepaid customers	15,023	14,935	14,960	15,072	15,537
Total branded customers	35,117	35,718	36,390	37,371	39,159
M2M customers	3,290	3,423	3,430	3,602	3,822
MVNO customers	4,556	4,875	5,219	5,711	6,094
Total wholesale customers	7,846	8,298	8,649	9,313	9,916
Total customers, end of period	42,963	44,016	45,039	46,684	49,075

(in thousands)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Net customer additions (losses)
Branded postpaid customers	(199)	688	648	869	1,323
Branded prepaid customers	310	(87)	24	112	465
Total branded customers	111	601	672	981	1,788
M2M customers	200	133	7	172	220
MVNO customers	376	319	344	492	383
Total wholesale customers	576	452	351	664	603
Total net customer additions	687	1,053	1,023	1,645	2,391

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Branded postpaid churn	1.9%	1.6%	1.7%	1.7%	1.5%
Branded prepaid churn	4.4%	4.9%	5.0%	5.1%	4.3%

All historical and current porting activity between the T-Mobile and MetroPCS brands has been removed from deactivations and treated as migration activity between brands/products, consistent with the treatment of the combined business. The effect of this treatment lowers the churn rates for both branded postpaid and branded prepaid customer bases.

T-Mobile US, Inc. Supplementary Pro Forma Combined Operating and Financial Data (continued)

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Service revenues (in millions)	$5,106	$5,122	$5,138	$5,169	$5,337
Thereof, branded postpaid revenues (in millions)	$3,263	$3,284	$3,302	$3,317	$3,447
Thereof, branded prepaid revenues (in millions)	$1,604	$1,608	$1,594	$1,606	$1,648
Total revenues (in millions)	$5,964	$6,651	$6,688	$6,827	$6,875
Adjusted EBITDA (in millions)	$1,469	$1,265	$1,344	$1,239	$1,088
Adjusted EBITDA margin	29%	25%	26%	24%	20%
Cash Capex - Property & Equipment (in millions)	$1,230	$1,111	$1,017	$882	$947
Branded postpaid ARPU	$54.07	$53.60	$52.20	$50.70	$50.01
Branded prepaid ARPU	$35.87	$35.97	$35.71	$35.84	$36.09

	Three Months Ended
(in millions, except net debt ratio)	Jun 30, 2013	Sep 30, 2013	Dec 31, 2013	Mar 31, 2014
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio
Short-term debt	$210	$195	$244	$151
Long-term debt to affiliates	11,200	11,200	5,600	5,600
Long-term debt	6,276	6,761	14,345	14,331
Less: Cash and cash equivalents	(2,362)	(2,365)	(5,891)	(5,471)
Net Debt (excluding Tower Obligations)	$15,324	$15,791	$14,298	$14,611
Last twelve months Adjusted EBITDA *	5,781	5,433	5,317	4,936
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	2.7	2.9	2.7	3.0
* Pro Forma Combined EBITDA

Pro Forma Combined Reconciliations

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Service Revenues
T-Mobile (1)	$4,005	$4,756	$5,138	$5,169	$5,337
MetroPCS	1,101	366	—	—	—
Total service revenues	$5,106	$5,122	$5,138	$5,169	$5,337

Branded Revenues
T-Mobile (1)	$3,766	$4,526	$4,896	$4,923	$5,095
MetroPCS	1,101	366	—	—	—
Total branded revenues	$4,867	$4,892	$4,896	$4,923	$5,095

Branded Prepaid Revenues
T-Mobile (1)	$503	$1,242	$1,594	$1,606	$1,648
MetroPCS	1,101	366	—	—	—
Total branded prepaid revenues	$1,604	$1,608	$1,594	$1,606	$1,648

Total Revenues
T-Mobile (1)	$4,677	$6,228	$6,688	$6,827	$6,875
MetroPCS	1,287	423	—	—	—
Total revenues	$5,964	$6,651	$6,688	$6,827	$6,875

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Cash Capex - Property & Equipment
T-Mobile (1)	$1,076	$1,050	$1,017	$882	$947
MetroPCS	154	61	—	—	—
Total Cash Capex - Property & Equipment	$1,230	$1,111	$1,017	$882	$947

(1) The second quarter of 2013 represents the results for T-Mobile USA for April, 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Simple Free Cash Flow
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088
Pro Forma Combined Total Cash Capex - Property & Equipment	1,230	1,111	1,017	882	947
Simple Free Cash Flow	$239	$154	$327	$357	$141

Forward-Looking Statements
This Investor Quarterly includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," "project," "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: T-Mobile's ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect T-Mobile's business plan; T-Mobile's ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on T-Mobile's ability to operate its network; T-Mobile's ability to successfully maintain and improve its network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in T-Mobile's filings with the Securities and Exchange Commission, including those described in T-Mobile's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014. You should not place undue reliance on these forward-looking statements. T-Mobile does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NYSE: “TMUS”) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US, Inc. provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 49.1 million wireless customers and provides products and services through approximately 70,000 total points of distribution, including approximately 8,000 T-Mobile and MetroPCS branded locations and 62,000 third-party and national retailer locations, as well as distribution through our websites. For more information, please visit: http://www.T-Mobile.com.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry.

1.
Customer - SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (“M2M”) and Mobile Virtual Network Operator (“MVNO”) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was discontinued as a percentage of the average number of customers during the specified period. T-Mobile believes churn provides management with useful information to evaluate customer retention and loyalty.

3.
Average Revenue Per User (“ARPU”) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period. T-Mobile believes ARPU provides management with useful information to assess its per-customer service revenue realization and to assist in forecasting its future service revenues, and evaluate the average monthly service revenues generated from its customer base.

Branded postpaid Average Billings per User ("ABPU") - Average monthly branded postpaid service revenue earned from customers plus equipment installment plan ("EIP") billings divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes ABPU provides management, investors, and analysts with useful information to evaluate average per-branded postpaid customer billings as it approximates the expected cash collections, including equipment installments, from T-Mobile's customers each month.

Service revenues - Postpaid, including handset insurance, prepaid, wholesale, and roaming and other service revenues.

4.
Cost of services - Costs to operate and maintain T-Mobile's networks, including direct switch and cell site costs, such as rent, fixed line costs, utilities, maintenance, and labor costs associated with network employees; long distance costs; regulatory fees; roaming fees paid to other carriers; fixed and variable costs paid to third parties for the use of proprietary data applications.

Cost of equipment sales - Costs to sell T-Mobile's equipment, including equipment, accessories, inventory adjustments, shipping, and warranty expenses.

Selling, general and administrative expenses - Salaries and wages and benefits not directly attributable to a service or product; bad debt charges; taxes other than income taxes; advertising and sales commission costs; customer billing; call center and information technology costs; regulatory fees, professional service fees; and rent and utilities for administrative space.

5.
Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure its ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. T-Mobile believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

6.	Capital expenditures - Amounts paid for construction and the purchase of property and equipment.

7.	Smartphones are defined as UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

8.
Simple Free Cash Flow - Adjusted EBITDA less cash capital expenditures. Simple Free Cash Flow is utilized by management as a measure of liquidity and an indicator of how much cash is generated from the ordinary course of business operations. Simple free cash flow should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP.

9.	Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents.